Exhibit 4.1

EXECUTION VERSION

SUBSCRIPTION AND PURCHASE AGREEMENT

This SUBSCRIPTION AND PURCHASE AGREEMENT, dated as of March 28, 2019 (this “ Agreement”), is entered into by and between LegalApp Holdings, Inc., a Delaware corporation (the “Company”) and HLUS Holdings LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Company intends to issue and sell to the Purchaser, and the Purchaser intends to purchase from the Company, shares of common stock of the Company, par value $0.001 per share (the “Common Stock”); and

WHEREAS, concurrently with the execution of this Agreement, the Purchaser is delivering a joinder agreement to the Amended and Restated Stockholders Agreement, dated as of April 27, 2017 (as amended hereafter from time to time, the “Stockholders Agreement”), by and among the Company and its stockholders.

NOW, THEREFORE, in consideration of the foregoing and the representations, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.    Certain Defined Terms. For purposes of this Agreements, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The word “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Evaluation Material” has the meaning set forth in Section 4(l).

“Indemnified Party” has the meaning set forth in Section 8(d).

“Indemnifying Party” has the meaning set forth in Section 8(d).

“Liability” has the meaning set forth in Section 7(b).

“Loss” has the meaning set forth in Section 8(b).

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, governmental authority or other entity.

“Other Indemnified Persons” has the meaning set forth in Section 7(c).

“Purchase Price” has the meaning set forth in Section 2(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Persons” has the meaning set forth in Section 7(b).

“Shares” has the meaning set forth in Section 2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Stockholders” has the meaning set forth in Section 7(a).

“Stockholders Agreement” has the meaning set forth in the recitals.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

SECTION 2.    Issuance and Sale of Common Stock.

(a)    The Company hereby issues and sells to the Purchaser, and the Purchaser hereby purchases from the Company, 250,000 shares of Common Stock (the “Shares”), for a purchase price of $12 per share and $3,000,000 in the aggregate (the “Purchase Price”).

(b)    Simultaneously with the execution of this Agreement, the Purchaser is delivering to the Company the Purchase Price by wire transfer in immediately available funds to the bank account designated by the Company.

(c)    Promptly after the execution of this Agreement, the Company shall deliver a stock certificate evidencing the issuance of the Shares to the Purchaser.

SECTION 3.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

(a)    Organization, Power and Standing. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority (i) to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and (ii) to own lease and operate its properties and carry on its business as presently owned, leased, operated or conducted.

(b)    Authorization, Validity and Enforceability. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(c)    No Conflicts. The execution, delivery and performance of this Agreement by the Company does not (i) conflict with or result in a breach of the organizational documents of the Company, (ii) conflict with or violate any law or governmental order applicable to the Company, (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any note, bond, mortgage or indenture, contract, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of such properties is bound or affected, except, in each case, as would not be material to the Company.

(d)    Capitalization. As of immediately prior to the issuance of the Shares, there were (i) fifty-five million (55,000,000) authorized shares of Common Stock, of which twenty-three million three hundred twenty-three thousand six hundred seventy (23,323,670) shares were issued and outstanding and (ii) eighteen million twenty-three thousand eight hundred eighty-six (18,023,886) authorized shares of preferred stock, of which seventeen million seven hundred sixty-two thousand three hundred seventy-nine (17,762,379) shares were issued and outstanding.

(e)    Issuance of the Shares. The Shares, when issued and paid for in accordance with this Agreement, will be duly and validly issued and outstanding, fully paid and non-assessable. The Purchaser will acquire good and marketable title to the Shares, free and clear of any liens, encumbrances, security interests, claims, or restrictions, other than restrictions under the Stockholders Agreement, this Agreement or applicable securities laws.

(f)    No Broker. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company.

SECTION 4.    Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a)    Organization, Power and Standing. The Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary company power and authority (i) to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and (ii) to own lease and operate its properties and carry on its business as presently owned, leased, operated or conducted.

(b)    Authorization, Validity and Enforceability. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(c)    No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser does not (i) conflict with or result in a breach of the organizational documents of the Purchaser, (ii) conflict with or violate any law or governmental order applicable to the Purchaser, (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any note, bond, mortgage or indenture, contract, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such properties is bound or affected.

(d)    Purchase Entirely for Own Account. The Shares are being acquired by the Purchaser solely for the Purchaser’s own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or understanding with any person to sell or transfer any of the Shares.

(e)    Restricted Securities. The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein or otherwise made pursuant hereto. The Purchaser understands that the Shares are “restricted securities” and may not be sold, transferred or otherwise disposed of by the Purchaser without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such Shares or an available exemption from registration, the Shares may be required to be held indefinitely. The Purchaser is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. The Purchaser understands that this offering is not intended to be part of a public offering, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act.

(f)    No Public Market. The Purchaser understands and acknowledges that no public market now exists for any of the Shares issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s shares.

(g)    Accredited Investor. The Purchaser is (i) a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act or (ii) an “accredited investor” as defined in Rule 501(a)(1), (2), (3), or (7) of Regulation D promulgated under the Securities Act. Neither the Purchaser nor any of its equity owners is subject to any “Bad Actor” disqualifications described on Rule 506(d)(1)(i) to (viii) of Regulation D promulgated under the Securities Act.

(h)    Transfer Restrictions. The Purchaser understands that (i) the Shares may only be transferred in accordance with this Agreement, the Stockholders Agreement and applicable securities laws and that substantial restrictions (pursuant to this Agreement, the Stockholders Agreement and applicable securities laws) will exist on the transferability of the Shares and (ii) the Purchaser may not be able to liquidate its investment in the Company.

(i)    Future Financings. The Purchaser understands and acknowledges that the Company may complete additional financings in the future in order to develop the proposed business of the Company and to fund its ongoing development. There is no assurance that any such financings will be available and, if available, on reasonable terms and the Purchaser does not have any contractual right to participate in such financings. Any such financings may have a dilutive effect on current shareholders, including the Purchaser. If such future financings are not available, the Company may be unable to fund its ongoing development and the lack of capital resources may result in the failure of its business venture.

(j)    Sophisticated Investor. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company. The Purchaser is able to bear the economic risk of an investment in the Shares and has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the proposed investment. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management.

(k)    Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Company and its operations, assets, condition (financial or otherwise) and prospects. The Purchaser and its representatives have been provided such access to the personnel, properties, premises, records and other documents and information of and relating to the Company as it has requested for such purpose. The Purchaser has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement, and the consummation of the transactions contemplated hereby and thereby.

(l)    No Other Representations. The Purchaser acknowledges and agrees that other than the representations and warranties expressly made by the Company in this Agreement, none of the Company, any of the Company’s representatives or any other Person has made or makes any representation or warranty, written or oral, express or implied, at law or in equity, with respect to the Company, including any representation or warranty as to merchantability or fitness for a particular use or purpose. None of the Company or any of its representatives have made, and shall not be deemed to have made, any representations or warranties in the information or materials relating to the Company or its business made available to the Purchaser and its representatives, including projections, due diligence materials, data room materials, or in any presentation by management of the Company or others in connection with the transactions contemplated hereby (collectively, the “Evaluation Material”), and no statement contained in any of such information or materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby and the Purchaser represents that it has not relied on any Evaluation Material. In entering into this Agreement, the Purchaser acknowledges that it has not relied on and is not relying on any representation, warranty or other statement made by, on behalf of or relating to the Company, except for the representations and warranties expressly set forth in this Agreement.

(m)    No Broker. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, the Purchaser.

SECTION 5.    Transfer Restrictions. In addition to the Transfer restrictions set forth in the Stockholders Agreement, the Purchaser shall not Transfer all or any portion of the Shares or any shares of capital stock of the Company hereafter acquired, except (a) for a Transfer to any Affiliate of the Purchaser (including future investment funds that have affiliated but not identical general partners), (b) pursuant to Transfers required to be consummated by the Purchaser under the Stockholders Agreement, (c) for Transfers to the Company or (d) with the prior written approval of each Major Investor (as defined in the Stockholders Agreement); provided that, in case of clauses (a) and (d), the Purchaser shall cause the transferee of such shares to assume the obligations under this Agreement and the Stockholders Agreement prior to the consummation of such Transfer. The restrictions set forth in this Section 5 shall terminate upon a Sale Event (as defined in the Stockholders Agreement) or a QPO (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation).

SECTION 6.    Financial Information. Notwithstanding the fact that the Purchaser will not be a 5% Holder (as defined in the Stockholders Agreement), the Company shall furnish to the Purchaser the financial information contemplated to be furnished to 5% Holders pursuant to Section 7.1(a) and Section 7.1(b) of the Stockholders Agreement in accordance with the terms thereof. In addition, the Purchaser may from time to time (but not more than once per calendar quarter) submit a written inquiry to the Company as to whether the Company has in a new primary issuance issued shares of capital stock (excluding issuances due to option or warrant exercises), in which case the Company shall inform the Purchaser as to whether any such new issuances of shares of capital stock have occurred and, if such issuance has occurred, the valuation of the Company implied by such issuance.

SECTION 7.    Piggyback Registration Rights.

(a)    Registration Rights. If the Company at any time proposes to register any of its shares of Common Stock under the Securities Act for sale to the public (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering such shares for sale to the public), then, for as long as the Purchaser owns any shares of Common Stock of the Company, each such time it will give written notice at the applicable address of record to the Purchaser of its intention to do so. Upon the written request of the Purchaser, given within twenty (20) days after receipt by the Purchaser of such notice, the Company will, subject to the limits contained in this Section 7, use its best efforts to cause all such shares of Common

Stock of the Purchaser to be registered under the Securities Act and qualified for sale under any state blue sky law, all to the extent required to permit such sale or other disposition of such shares of Common Stock; provided, however, that if the Company is advised in writing in good faith by any managing underwriter of the Company’s securities being offered in a public offering pursuant to such registration statement that the amount to be sold by persons other than the Company (collectively, the “Selling Stockholders”) is greater than the amount which can be offered without adversely affecting the offering, the Company may reduce the amount offered for the accounts of the Selling Stockholders (including the Purchaser) to a number deemed satisfactory by such managing underwriter.

(b)    Indemnification by the Company. The Company shall indemnify and hold harmless the Purchaser (including its partners (including partners of partners and shareholders of such partners)) and directors, officers, employees and agents of the Purchaser, and each other Person who participates in the offering of such securities and each other Person, if any, who controls (within the meaning of the Securities Act) the Purchaser (collectively, the “Purchaser Indemnified Persons”) against any losses, claims, damages or liabilities (collectively, “Liability”), joint or several, to which such Purchaser Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such Liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus used in connection with any offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the stockholders of the Company, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or “blue sky” laws or any sale or regulation thereunder in connection with such registration. The Company shall reimburse each such Purchaser Indemnified Person in connection with investigating or defending any such Liability; provided, however, that the Company shall not be liable to any Indemnified Person in any such case to the extent that any such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, preliminary or final prospectus, or amendment or supplement thereto, free writing prospectus, or other information, in reliance upon and in conformity with information furnished in writing to the Company by the Purchaser specifically for use therein; provided, further, that the Company shall not be required to indemnify any Person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any Liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act regardless of any investigation made by or on behalf of such Purchaser Indemnified Person and shall survive transfer of such securities by the Purchaser.

(c)    Indemnification by the Purchaser. If any of the Purchaser’s securities are included in a registration being effected, the Purchaser shall indemnify and hold harmless each other selling holder of any securities, the Company, its directors and officers, employees and agents, each underwriter and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or such underwriter (collectively, the “Other Indemnified

Persons”), against any Liability, joint or several, to which any such Other Indemnified Person may become subject under the Securities Act or any other statute or at common law, insofar as such Liability (or actions in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of the Purchaser, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus used in connection with such offering, including but not limited to, any free writing prospectus used by the Company, the underwriters or the any stockholder of the Company, or (ii) any omission or alleged omission by the Purchaser to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any information provided at the instruction of the Purchaser to any Person participating in the offer at the point of sale containing any untrue statement or alleged untrue statement of any material fact or omitting or allegedly omitting any material fact required to be included in such information or necessary to make the statements therein not misleading, in the case of (i), (ii) and (iii) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, amendment or supplement thereto, free writing prospectus, or other information, in reliance upon and in conformity with information furnished in writing to the Company by the Purchaser specifically for use therein. The Purchaser shall reimburse any Other Indemnified Person for any legal fees incurred in investigating or defending any such Liability; provided, however, that in no event shall the Liability of the Purchaser for indemnification under this Section 7(c) in its capacity as a seller of Registrable Securities exceed the lesser of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by the Purchaser, or (ii) the amount equal to the proceeds to the Purchaser of the securities sold in any such registration; provided, further, that no selling Stockholder shall be required to indemnify any Person against any Liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any Liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(d)    Termination. The right of the Purchaser to request inclusion of securities in any registration pursuant to Section 7(a) shall terminate upon the earliest to occur of: (i) a Deemed Liquidation Event (as defined in the in the Company’s Fifth Amended and Restated Certificate of Incorporation), (ii) such time after consummation of the QPO (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation) as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of the Purchaser’s shares without limitation during a three-month period without registration, or (iii) the second anniversary of the QPO (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation).

SECTION 8.    Indemnification.

(a)    Survival. The representations and warranties contained herein and all related rights to indemnification shall survive the Closing for a period of eighteen (18) months. The covenants set forth herein shall survive until the expiration of the term or period specified therein.

(b)    Indemnification by the Company. In connection with the Purchaser’s subscription and purchase of the Shares, the Company shall indemnify and hold harmless the Purchaser and its Affiliates, and its and their officers, directors and employees against Liabilities actually incurred by them arising out of or resulting from the breach of (i) any representation or warranty made by the Company in this Agreement and (ii) any covenant entered into by the Company in this Agreement. In no event shall the aggregate liability of the Company under or in connection with Section 8(b)(i) exceed the Purchase Price.

(c)    Indemnification by the Purchaser. In connection with the Company’s issuance and sale of the Shares, the Purchaser, shall indemnify and hold harmless the Company and all of their respective Affiliates and its and their officers, directors and employees against all Liabilities actually incurred arising out of or resulting from the breach of (i) any representation or warranty made by the Purchaser in this Agreement and (ii) any covenant entered into by the Purchaser in this Agreement.

(d)    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). Such notice shall describe the claim in reasonable detail and, to the extent practicable, an estimate of the Liability therefor. In connection with any action or proceeding by a Person who is not a party to this Agreement with respect to which a party to this Agreement may be obligated to provide indemnification pursuant to this Section 8, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such action within 30 days of the Indemnifying Party receiving notice of such claim, and the Indemnified Party shall reasonably cooperate with the defense of such claim. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnified Party shall defend against such action in such manner as it may reasonably deem appropriate; provided that the Indemnified Party shall not settle such action without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)    Exclusive Remedy. (i) This Section 8, Sections 7(b) and 7(c) shall be the sole and exclusive monetary remedy of the Indemnified Parties (including the Purchaser and the Company) in connection with this Agreement and the transactions contemplated hereby, (ii) except as set forth in Section 9(l), neither the Purchaser nor the Company shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the issuance of the Shares pursuant hereto, except pursuant to the indemnification provisions set forth in this Section 8 and Sections 7(b) and 7(c), and (iii) each party hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to the subject matter of this Agreement, in each case, that it may have against the other Party and its Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this this Section 8 and Sections 7(b) and 7(c) and Section 9(l).

SECTION 9.    Miscellaneous Provisions.

(a)    Confidentiality.

(i)    The Purchaser shall not, and shall cause its Affiliates not to, make any press release or public announcement disclosing the existence of this Agreement or make known publicly any facts related to the transactions contemplated herein, except (A) that the Purchaser may only disclose that this Agreement was entered into (but shall not disclose the price of the Shares, the amount of the investment, the valuation of the Company, its percentage ownership in the Company or the specific terms of this Agreement), and the Purchaser may answer questions from research analysts regarding the fact that the Purchaser holds an interest in the Company (provided that such disclosure is limited to the fact that this Agreement was entered into (but shall not disclose the price of the Shares, the amount of the investment, the valuation of the Company, its percentage ownership in the Company or the specific terms of this Agreement)), (B) if no other information is provided by the Purchaser at any other time (including the price of the Shares, the identity of the Company, the valuation of the Company, its percentage ownership in the Company or the terms of this Agreement), the Purchaser may disclose the fact that it made an investment in the amount of $3 million in a technology related business, (C) with the prior written consent of the Company or (D) as required by applicable law, regulation or United States Generally Accepted Accounting Principles (provided, however, that any disclosure in accordance with this clause (D) shall be limited to the minimum amount of information required to comply with such obligation). For the avoidance of doubt, it is the Parties’ understanding that the Purchaser will not be required pursuant to applicable law, regulation or United States Generally Accepted Accounting Principles to disclose the per share price for the Shares, the valuation of the Company implied thereby or any future valuation of the Company. Notwithstanding the foregoing, (i) the Purchaser may not make or cause to be issued a press release with respect to the Company or its investment without the prior written consent of the Company and (ii) no disclosure shall be made in the event that legal counsel to the Company advises that such disclosure may conflict with, or violate applicable Law in connection with, an initial public offering of the Company.

(ii)    Subject to Section 9(a)(i), the Purchaser shall comply with the terms of Section 7.8 of the Stockholders Agreement with respect to all confidential information made available by the Company to the Purchaser, including information made available under Section 6.

(b)    Limitation on Damages. In no event shall any party hereto have any liability under or in connection with this Agreement for punitive, exemplary, special, indirect or consequential damages, damages for lost profits, damages for diminution in value or damages computed on a multiple of earnings basis.

(c)    Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(d)    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally by hand or by overnight courier or other delivery method or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, either receipt of such electronic mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized courier service), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a party hereto may have specified by notice pursuant to this provision):

(i)    if to the Company, to the address set forth below:

LegalApp Holdings, Inc.

200 Portage Avenue

Palo Alto, California 94306

Attn:        Chief Financial Officer

E-Mail:    stephen.robertson@intapp.com

with a copy (which shall not constitute service) to:

(Before June 15, 2019)

DealCloud, Inc.

129 West Trade Street

Suite 1025

Charlotte, North Carolina 28202

Attn:        General Counsel

E-Mail:    legal@intapp.com

(On and after June 15, 2019)

DealCloud, Inc.

300 South Tryon Street

Suite 1200

Charlotte, North Carolina 28202

Attn:        General Counsel

E-Mail:    legal@intapp.com

(ii)    if to the Purchaser, to the address set forth below:

HLUS Holdings LLC

1 Presidential Blvd, 4th Floor

Bala Cynwyd, Pennsylvania 19004

Attn:     Kristin Jumper

E-Mail: kjumper@hamiltonlane.com

(e)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f)    Entire Agreement. This Agreement, the Stockholders Agreement and the side letter entered into concurrently with this Agreement by and between the parties hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

(g)    Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the other parties hereto and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign any of its rights and obligations under this Agreement to an Affiliate (which assignment will not release the Purchaser of any of its obligations hereunder).

(h)    Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the parties hereto or (ii) by a waiver in accordance with Section 9(i).

(i)    Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(j)    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement; except that (i) each party to the Stockholders Agreement shall be a third party beneficiary to Section 5, (ii) each Purchaser Indemnified Party shall be a third party beneficiary to Section 7(b), and (iii) each Other Indemnified Party shall be a third party beneficiary to Section 7(c), in each case, with the right to enforce such provision.

(k)    Law Governing. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(l)    Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party hereto will result in irreparable injury to the other party or third party beneficiaries hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other party or third party beneficiaries may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement and the Stockholders Agreement.

(m)    Dispute Resolution. The parties hereto shall cooperate in good faith to resolve any dispute that may arise under or with respect to this Agreement (each, a “Dispute”); provided, however, the parties shall work in good faith to resolve any such Dispute for a reasonable period of time (not to exceed fifteen (15) business days, unless otherwise agreed by the parties). Any Dispute that cannot be resolved by mutual agreement shall be resolved by arbitration in accordance with the rules of the American Arbitration Association in accordance with its International Arbitration Rules. Any such arbitration shall be conducted in English in the State of Delaware by a panel of three arbitrators. The parties agree that the existence, conduct and content of any arbitration pursuant to this Section 9(m) shall be kept confidential and no party shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by Law. The decision and award of any such arbitrator shall be final, non-appealable and binding upon the parties involved in such Dispute, and shall be enforceable by any such party in any court of competent jurisdiction. Notwithstanding the foregoing, (i) any party hereto may elect to seek injunctive relief and other equitable relief from a court of competent jurisdiction with respect a Dispute, and (ii) if a party hereto is seeking an injunction or other equitable relief in connection with any Dispute, such party may elect to seek such remedy from a court of competent jurisdiction pursuant to Section 9(n) of this Agreement without submitting such Dispute to arbitration pursuant to this Section 9(m).

(n)    Consent to Jurisdiction. SUBJECT TO SECTION 9(M) ABOVE, EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY COURT WITHIN THE STATE OF DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 9(d), AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION 9(n) SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(o)    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription and Purchase Agreement to be executed and delivered as of the date and year first written above.

LEGALAPP HOLDINGS, INC.

By:	/s/ Stephen Robertson
Name: Stephen Robertson
Title: CFO

HLUS HOLDINGS LLC

By:
Name:
Title:

[Signature Page to the Subscription and Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription and Purchase Agreement to be executed and delivered as of the date and year first written above.

LEGALAPP HOLDINGS, INC.

By:
Name:
Title:

HLUS HOLDINGS LLC
By:	Hamilton Lane Advisors, L.L.C., its manager

By:	/s/ Randy Stilman
Name: Randy Stilman
Title: CFO

[Signature Page to the Subscription and Purchase Agreement]